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The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156275

SUBJECT TO COMPLETION, DATED May 4, 2009

P r e l i m i n a r y    P r o s p e c t u s    S u p p l e m e n t
 To Prospectus dated December 18, 2008

                            Shares

City National Corporation

Common Stock

            We are selling             shares of our common stock, par value $1.00 per share. We will receive all of the net proceeds from the sale of our common stock.

            Our common stock is listed on the New York Stock Exchange under the symbol "CYN." The closing price of our common stock on the New York Stock Exchange on May 1, 2009 was $35.51 per share.

            The underwriters have an option to purchase a maximum of            additional shares to cover over-allotments of shares.

            Investing in our common stock involves risks. See Risk Factors on page S-7.

            These shares of common stock will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us
Per Share	$	$	$
Total	$	$	$

            Delivery of the shares of common stock will be made on or about May      , 2009.

            Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and accompanying prospectus is truthful or complete, Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

CREDIT SUISSE	MERRILL LYNCH & CO.

Co-Manager
SANDLER O'NEILL + PARTNERS, L.P.

The date of this prospectus supplement is May     , 2009.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement and accompanying prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus supplement and accompanying prospectus or incorporated by reference herein and therein may be accurate only as of their respective dates.

        We are not making an offer of the shares of common stock covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering. The second part is the prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information" below.

        All references in this prospectus supplement to "City National," "we," "us," "our" or similar references mean City National Corporation and its successors, and include our consolidated subsidiaries where the context so requires.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        Currency amounts in this prospectus supplement are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission, which we refer to in this document as the "SEC." Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov and on the investor relations page of our website at http://www.cnb.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus supplement. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

        This prospectus supplement incorporates by reference the documents listed below and any information we file (but not furnish) with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the initial filing of this prospectus supplement until the termination of the offering of these securities:

  •
  Annual Report on Form 10-K for the year ended December 31, 2008 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on April 3, 2009);

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  Quarterly Report on Form 10-Q for the period ending March 31, 2009;

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  Current Report on Form 8-K/A filed on April 1, 2009; and

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  The description of our common stock, which is registered under Section 12 of the Exchange Act, in our Form 8-A filed with the SEC on April 20, 1990, including any subsequently filed amendments and reports updating such description.

        Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by facsimile to (213) 673-7622, by email to investor_relations@cnb.com, by writing to us at the following address or calling the following telephone number:

City National Corporation
555 South Flower Street, 9th Floor
Los Angeles, California 90071
Attention: Investor Relations
(213) 673-7615

FORWARD-LOOKING STATEMENTS

        This prospectus supplement includes and incorporates by reference forward-looking statements for which we claim the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of our management, and on information currently available to management. Forward-looking statements include information concerning our possible or assumed future results of operations, and statements preceded by, followed by, or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions.

        Forward-looking statements are based on our management's knowledge and belief as of today and include information concerning our possible or assumed future financial condition, and our results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond our ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets, (2) continued volatility and deterioration of the capital and credit markets, (3) significant changes in banking laws or regulations, including, without limitation, as a result of the Emergency Economic Stabilization Act and the creation of and possible amendments to the Troubled Asset Relief Program, including the Capital Purchase Program and related executive compensation requirements, (4) continued weakness in the real estate market, including the markets for commercial and residential real estate, which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense, (5) unprecedented volatility in equity, fixed income and other market valuations, (6) changes in market rates and prices which may adversely impact the value of financial products including securities, loans, deposits, debt and derivative financial instruments, and other similar financial instruments, (7) changes in the interest rate environment and market liquidity which may reduce interest margins and impact funding sources, (8) increased competition in our markets, (9) changes in the financial performance and/or condition of City National Bank's borrowers, (10) a substantial and permanent loss of either client accounts and/or assets under management at our investment advisory affiliates or our wealth management division, (11) soundness of other financial institutions which could adversely affect us, (12) increases in Federal Deposit Insurance Corporation premiums due to market developments and regulatory changes, (13) protracted labor disputes in our markets, (14) earthquake, fire or other natural disasters affecting the condition of real estate collateral, (15) the effect of acquisitions and integration of acquired businesses and de novo branching efforts, (16) the impact of changes in regulatory, judicial or legislative tax treatment of business transactions, (17) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies, (18) the effect of pandemic flu on the global economy and (19) our success at managing the risks involved in the foregoing.

        You should not place undue reliance on the forward-looking statements, since they are based on current expectations. Actual results may differ materially from those currently expected or anticipated.

        Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and shareholder values may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made.

        For a more complete discussion of these risks and uncertainties, see "Risk Factors" on page S-7 and our Annual Report on Form 10-K for the year ended December 31, 2008 and particularly Part I, Item 1A, titled "Risk Factors."

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" and the documents incorporated by reference before making an investment decision.

 City National Corporation

        City National, a Delaware corporation organized in 1968, is a bank holding company and a financial holding company under the Gramm-Leach-Bliley Financial Modernization Act of 1999. We provide a wide range of banking, investing and trust services to our clients through our wholly-owned banking subsidiary, City National Bank. City National Bank, which has conducted business since 1954, is a national banking association headquartered in Beverly Hills, California and operating through 63 offices, including 15 full-service regional centers, in Southern California, the San Francisco Bay area, Nevada and New York City. City National and its eight majority-owned investment affiliates manage or administer nearly $46 billion in client investment assets, including $28.4 billion under direct management.

        As of March 31, 2009, we had consolidated total assets of $16.93 billion, total deposits of $13.69 billion, total equity of $2.08 billion and loan balances of $12.31 billion. We focus on providing affluent individuals and entrepreneurs, their businesses and their families with complete financial solutions. Our mission is to provide this banking and financial experience through an uncommon dedication to extraordinary service, proactive advice and total financial solutions.

        As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

        Our principal executive office is located at City National Center, 400 North Roxbury Drive, Beverly Hills, California 90210, telephone number: (310) 888-6000.

Recent Developments

        On April 23, 2009, we announced our financial results for the quarter ended March 31, 2009. The following presents an overview of those operating results.

        We reported net income for the quarter of $7.5 million, and net income available to common shareholders of $2.0 million, or $0.04 per share, which reflects the dividend paid on preferred stock under the United States Treasury Department's Capital Purchase Program ("CPP"), compared to net income in the first quarter of 2008 of $44.0 million or $0.91 per share. Specific significant items impacting 2009 first quarter performance are described below. These significant items are subject to the risks and uncertainties relating to our business described under "Risk Factors" in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2008:

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  Total assets at March 31, 2009 were $16.9 billion, up 6% from the first quarter of 2008 and 3% from the fourth quarter of last year, as a result of growth in the loan and securities portfolio.

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  Revenue for the first quarter of 2009 was $192.2 million, down 16% from the first quarter of 2008 and down 6% from the fourth quarter of last year. The differences are due principally to a decline in wealth management fees, a lower net interest margin and securities losses.

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  Fully taxable-equivalent net interest income was $148.4 million in the first quarter of 2009, down 3% from both the first quarter and the fourth quarter of 2008.

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  Average deposit balances were $12.8 billion, up 11% from $11.5 billion in the first quarter of 2008 and 2% from $12.6 billion in the fourth quarter of last year. Total deposits were $13.7 billion at March 31, 2009, up 16% from $11.8 billion at March 31, 2008.

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  Average loan balances were $12.4 billion, up 6% from the same period last year and virtually unchanged from the fourth quarter of 2008. In the first quarter of 2009, we renewed approximately $754 million of loans, made approximately $649 million in new loan commitments and funded $376 million of new loans to new and existing clients, including consumers, homeowners, entrepreneurs, and small and mid-size businesses.

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  Our net interest margin averaged 4.00% in the first quarter of 2009, compared to 4.09% in the fourth quarter of 2008. This decline was the result of the substantial reduction in short-term interest rates.

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  Noninterest income totaled $47.3 million in the first quarter of 2009, down 41% from the year-ago period. The change was due primarily to a decline in wealth management fees, as well as a $15.0 million charge for securities losses and impairments related to bank income notes, equity securities and mutual funds. We now hold just $2.5 million of income notes and $11.0 million of equity securities and mutual funds. Together, they equal 0.5% of our $3.0 billion securities portfolio. Excluding securities losses, noninterest income totaled $62.9 million in the first quarter of 2009, down 22% from the first quarter of last year and 16% from the fourth quarter of 2008, largely reflecting market conditions. At March 31, 2009, noninterest income accounted for 25% of our total revenue.

  •
  Noninterest expense was $133.0 million, down 6% from the first quarter of 2008 and 17% from the fourth quarter of 2008, notwithstanding the fact that first-quarter FDIC premiums increased $2.7 million, or 775%, from the same period last year. Excluding these higher premiums, first-quarter 2009 noninterest expense was down 8% from the first quarter of 2008 and 19% from the fourth quarter.

  •
  First-quarter 2009 net income reflects a $50 million provision for credit losses compared to a $17 million provision in the first quarter of 2008. Our allowance for loan and lease losses was increased to $241.6 million, or 1.96% of total loans and leases, up from $224.0 million, or 1.80% at the end of the fourth quarter of 2008. We also maintain an additional $21.5 million in reserves for off-balance-sheet credit commitments. The provision reflects management's continuing assessment of the loan portfolio's credit quality, which is affected by a broad range of economic factors, including weakness in commercial and residential real estate. Additional factors affecting the provision include net loan charge-offs, nonaccrual loans, specific reserves, risk-rating migration and changes in the portfolio size.

  •
  At March 31, 2009, nonaccrual loans totaled $313.6 million, up from $211.1 million at December 31, 2008 and $113.6 million at March 31, 2008. Total nonperforming assets (nonaccrual loans and OREO) were $326.3 million, or 2.65% of total loans and OREO, at March 31, 2009. That compares with $222.5 million, or 1.79%, at the end of 2008 and $117.4 million, or 1.00%, at the end of the 2008 first quarter. Net loan charge-offs for the first quarter of 2009 were $33.6 million, or 1.10% of average total loans and leases on an annualized basis, up from $24.7 million, or 0.79%, in the fourth quarter of last year and $12.1 million, or 0.42%, in the year ago period.

  •
  Our total risk-based capital and Tier 1 risk-based capital ratios at March 31, 2009 were 13.70% and 12.00%, respectively, compared with the minimum regulatory standards of 10% and 6% for "well-capitalized" institutions. Our Tier 1 leverage ratio at March 31, 2009 was 10.30%, compared with the regulatory minimum ratio of 5%. Our ratio of total equity to total assets was 12.29% at March 31, 2009, compared to 10.70% at March 31, 2008, and 12.56% at December 31, 2008.

 The Offering

        The following summary of the offering contains basic information about the offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, please refer to the section of this prospectus supplement entitled "Description of Capital Stock."

Issuer	City National Corporation, a Delaware corporation.
Common stock offered	shares of common stock, par value $1.00 per share.
Over-allotment option	We have granted the underwriters an option to purchase up to an additional shares of common stock within 30 days of the date of this prospectus supplement in order to cover over-allotments, if any.
Common stock outstanding	48,242,669 shares of common stock as of April 30, 2009.
Use of proceeds
The net proceeds to us after estimated expenses from the sale of the common stock offered hereby will be approximately $ . We intend to use the net proceeds of this offering for general corporate purposes, including (without limitation) for possible repurchases of debt, preferred stock or other securities. Subject to regulatory approval, we may also use the proceeds, along with other funds, to redeem our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, and repurchase the ten-year warrant to purchase up to 1,128,668 shares of our common stock previously sold to the U.S. Department of the Treasury under the CPP. We can make no assurances as to when or if we will be able to redeem the Series B Preferred Stock and/or repurchase the warrant.
Risk factors
An investment in our common stock is subject to risks. Please refer to "Risk Factors" and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.
Market and trading symbol for the common stock	Our common stock is listed and traded on the New York Stock Exchange under the symbol "CYN."

RISK FACTORS

        An investment in shares of our common stock is subject to certain risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Before you decide to invest in our common stock, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in the other documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

Risks Relating to Our Business, Supplementing the "Risk Factors" in Our 2008 Annual Report on Form 10-K

    Legislative and regulatory actions taken now or in the future to address the current liquidity and credit crisis in the financial industry may significantly affect our financial condition, results of operation, liquidity or stock price.

        Current economic conditions, particularly in the financial markets, have resulted in government regulatory agencies and political bodies placing increased focus on and scrutiny of the financial services industry. The U.S. Government has intervened on an unprecedented scale, responding to what has been commonly referred to as the financial crisis. In addition to the U.S. Treasury Department's Capital Purchase Program (in which we participated), under the Troubled Asset Relief Program ("TARP") announced last fall and the new Capital Assistance Program ("CAP") announced this spring (in which we have not participated), the U.S. Government has taken steps that include enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insurance on bank deposits, and the U.S. Congress, through the Emergency Economic Stabilization Act of 2008 ("EESA") and the American Recovery and Reinvestment Act of 2009 ("ARRA"), have imposed a number of restrictions and limitations on the operations of financial services firms participating in the federal programs.

        These programs subject financial institutions who participate in them to additional restrictions, oversight and costs that may have an adverse impact on our business, financial condition, results of operations or the price of our common stock. In addition, new proposals for legislation continue to be introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry and impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including as related to compensation, interest rates, the impact of bankruptcy proceedings on consumer real property mortgages and otherwise. Federal and state regulatory agencies also frequently adopt changes to their regulations and/or change the manner in which existing regulations are applied. We cannot predict the substance or impact of pending or future legislation, regulation or the application thereof. Compliance with such current and potential regulation and scrutiny may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and limit our ability to pursue business opportunities in an efficient manner.

    We may raise additional capital, which could have a dilutive effect on the existing holders of our common stock and adversely affect the market price of our common stock.

        Except as described in the section entitled "Underwriting," we are not restricted from issuing additional shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We frequently evaluate opportunities to access capital markets taking into account our regulatory capital ratios, financial condition and other relevant considerations, and subject to market conditions, we may take further capital actions in addition to issuance of the shares offered by this prospectus supplement. Such actions could include, among other things, the issuance of additional shares of common stock in public or private transactions in order to further increase our capital levels above the requirements for a well-capitalized institution established by the federal bank regulatory agencies as well as other regulatory targets.

        In addition, as noted above, we face significant regulatory and other governmental risk as a financial institution and a participant in the CPP, and it is possible that capital requirements and directives could in the future require us to change the amount or composition of our current capital, including common equity. In this regard, we note that we are not one of the 19 institutions required to conduct a forward-looking capital assessment, or "stress test," pursuant to the CAP, but that the stress assessment requirements under the CAP or similar requirement could be extended or otherwise impact financial institutions beyond the 19 participating institutions, including us. As a result, we could determine or, our regulators could require us, to raise additional capital. There could also be market perceptions regarding the need to raise additional capital, whether as a result of public disclosures that may be made regarding the CAP stress test methodology or otherwise, and, regardless of the outcome of any stress test or other stress case analysis, such perceptions could have an adverse effect on the price of our common stock.

        The issuance of any additional shares of common stock or securities convertible into or exchangeable for common stock or that represent the right to receive common stock, or the exercise of such securities, could be substantially dilutive to stockholders of our common stock, including purchasers of common stock in this offering. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock or securities convertible into or exchangeable for common stock made after this offering or in anticipation of such sales.

    We may not be able to redeem the Series B Preferred Stock and the warrant sold to the U.S. Treasury as soon as we desire.

        As described in "Use of Proceeds," while we may use the proceeds from this offering, along with other funds, to redeem the Series B Preferred Stock and/or repurchase the warrant previously sold to the U.S. Treasury under the CPP, the redemption of the Series B Preferred Stock and repurchase of the warrant are subject to regulatory approval. We can make no assurances as to when, or if, we will receive such approval. Until such time as we redeem the Series B Preferred Stock, we will remain subject to the respective terms and conditions set forth in the agreements we entered into with the United States Treasury under the CPP. Among other things, prior to November 21, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury would be required for us to increase our quarterly common stock dividend above $0.48 except in limited circumstances. Further, the continued existence of the CPP investment subjects us to increased regulatory and legislative oversight. ARRA includes, among other things, amendments to the executive compensation provisions of EESA, under which TARP was established. These amendments apply not only to future participants under the TARP, but also apply retroactively to companies like us that are current TARP participants. The full scope and impact of these amendments is uncertain and difficult to predict. ARRA directs the Secretary of the Treasury to adopt standards that will implement the amended provisions of EESA and directs the SEC to issue rules in connection with certain of the amended provisions, but the particular scope of those standards and rules, and the timing of their issuance, is not known. These, and any future legal requirements and implementing standards under TARP may have unforeseen or unintended adverse effects on TARP participants and on the financial services industry as a whole. They may require us to expend significant time, effort and resources to ensure compliance, and the evolving regulations concerning executive compensation may impose limitations on us that affect our ability to compete successfully for executive and management talent.

    Economic conditions may adversely affect our liquidity and financial condition.

        In the past year, significant declines in the values of mortgage-backed securities and derivative securities issued by financial institutions, government sponsored entities and major commercial and investment banks have led to decreased confidence in financial markets among borrowers, lenders and depositors, as well as disruption and extreme volatility in the capital and credit markets and the failure of some entities in the financial sector. As a result, many lenders and institutional investors have reduced or ceased to provide funding to borrowers. Continued turbulence in the capital and credit markets may adversely affect our liquidity and financial condition and the willingness of certain counterparties and customers to do business with us.

    We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

        As a bank holding company we are subject to extensive regulation, supervision and examination by the Federal Reserve. City National Bank is subject to examination and supervision by the Office of the Comptroller of the Currency. Its domestic deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation, which also has certain regulatory and supervisory authority over it. Our other subsidiaries are also subject to examination by other federal and state agencies, including, in the case of certain securities and investment management activities, regulation by the SEC and the Financial Industry Regulatory Authority. See "Business—Supervision and Regulation" in our Form 10-K.

        Such regulators govern the activities in which we may engage, primarily for the protection of depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by a bank, the adequacy of a bank's allowance for loan losses or imposing additional capital requirements. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on us and our operations. We believe that we are in substantial compliance with applicable federal, state and local laws, rules and regulations. Because our business is highly regulated, the laws, rules and applicable regulations are subject to regular modification and change. There can be no assurance that proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance more difficult or expensive or otherwise adversely affect our business, financial condition or prospects.

Risks Related to the Offering

    The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell shares of common stock owned by you at times or at prices you find attractive.

        The trading price of our common stock may fluctuate significantly as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

  •
  actual or anticipated quarterly fluctuations in our operating results and financial condition;

  •
  changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our common stock or those of other financial institutions;

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  failure to meet analysts' revenue or earnings estimates;

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  speculation in the press or investment community generally or relating to our reputation or the financial services industry;

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  strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

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  actions by our current stockholders, including sales of common stock by existing stockholders and/or directors and executive officers;

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  fluctuations in the stock price and operating results of our competitors;

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  future sales of our equity, equity-related or debt securities;

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  changes in the frequency or amount of dividends or share repurchases;

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  proposed or adopted regulatory changes or developments;

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  anticipated or pending investigations, proceedings, or litigation that involve or affect us;

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  domestic and international economic factors unrelated to our performance; and

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  general market conditions and, in particular, developments related to market conditions for the financial services industry.

    There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

        Except as described in the section entitled "Underwriting," we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or of preferred stock or convertible securities or the exercise of such securities could be substantially dilutive to stockholders of our common stock. For instance, exercise of the warrant issued to the U.S. Treasury in connection with our participation in the CPP would dilute the value of our common shares. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our stockholders. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur.

    We are a holding company and depend on our subsidiaries for dividends, distributions and other payments.

        We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of cash revenues is dividends from City National Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year would exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits national banks from paying dividends that would be greater than the bank's undivided profits after deducting statutory bad debt in excess of the bank's allowance for loan and lease losses. In 2009, City National Bank may pay dividends up to its net income for 2009, as defined by statute, through the date of any such dividend declaration without regulatory approval.

        In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of City National Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if City National Bank were to pay dividends. The Federal Reserve and the OCC have issued policy statements generally requiring insured banks and bank holding companies to pay dividends only out of current operating earnings.

        Payment of dividends could also be subject to regulatory limitations if City National Bank became "under-capitalized" for purposes of the OCC "prompt corrective action" regulations. "Under-capitalized" is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. Throughout 2008, City National Bank was in compliance with all regulatory capital requirements and deemed to be "well-capitalized."

        In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors will be subject to that prior claim, unless we are also a direct creditor of that subsidiary.

    The common stock is equity and therefore is subordinate to our and our subsidiaries' indebtedness and preferred stock, and our ability to declare dividends on our common stock may be limited.

        Shares of the common stock are equity interests in City National and do not constitute indebtedness. As such, shares of the common stock will rank junior to all current and future indebtedness and other non-equity claims on City National with respect to assets available to satisfy claims on City National, including in a liquidation of City National. We may, and City National Bank and our other subsidiaries may also, incur additional indebtedness from time to time and may increase our aggregate level of outstanding indebtedness. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding. Under the terms of the Series B Preferred Stock (which are described in more detail in the section entitled "Description of Capital Stock"), our ability to declare or pay dividends on or repurchase our common stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series B Preferred Stock. In addition, prior to November 21, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third-parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our common stock dividend above $0.48 except in limited circumstances. Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the stockholders. If we issue preferred shares in the future that have a preference over our common stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, then the rights of holders of our common stock or the market price of our common stock could be adversely affected.

        Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. This could adversely affect the market price of our common stock. Also, as discussed above, we are a bank holding company and our ability to declare and pay dividends depends on certain federal regulatory considerations including the guidelines of the Federal Reserve Board regarding capital adequacy and dividends.

    Anti-takeover provisions could negatively impact our stockholders.

        Provisions of Delaware law including Section 203 of the Delaware General Corporation Law and of our charter and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us.

 USE OF PROCEEDS

        We currently expect to use the proceeds from the sale of our common stock hereunder for general corporate purposes, including (without limitation) for possible repurchases of debt, preferred stock or other securities. Subject to regulatory approval, we may also use the proceeds, along with other funds, to redeem our Fixed Rate Cumulative Perpetual Preferred Stock, Series B and repurchase the ten-year warrant to purchase up to 1,128,668 shares of our common stock, previously sold to the U.S. Department of the Treasury under the Treasury's Capital Purchase Program. We can make no assurances as to when, or if, we will receive such regulatory approval.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "CYN." The following table sets forth, for the quarters shown, the range of high and low prices of our common stock on the New York Stock Exchange and the cash dividends declared on the common stock. As of April 30, 2009, we had approximately 48,242,669 shares of common stock outstanding. The last reported sales price of our common stock on the New York Stock Exchange on May 1, 2009 was $35.51 per share.

Quarter Ended	High	Low	Dividends Declared
2009
June 30 (through May 1, 2009)	$38.69	$31.02	$0.10
March 31	48.54	22.59	0.25
2008
December 31	$60.73	$32.82	$0.48
September 30	71.50	35.59	0.48
June 30	52.80	39.86	0.48
March 31	61.06	48.00	0.48
2007
December 31	$74.10	$58.47	$0.46
September 30	78.49	68.50	0.46
June 30	78.54	71.89	0.46
March 31	75.55	67.61	0.46

DIVIDEND POLICY

        The payment of future dividends is subject to the discretion of our board of directors which will consider, among other factors, our operating results, overall financial condition, credit-risk considerations and capital requirements, as well as general business and market conditions. After consideration of these factors, we reduced our quarterly common stock dividend to $0.10 per common share, effective with the dividend payable on May 20, 2009. The Federal Reserve, in its expectation that a bank holding company act as a source of financial strength to its subsidiary banks, has reiterated the requirement to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. In any event, due to our participation in the CPP, prior to November 21, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury would be required for us to, among other things, increase our quarterly common stock dividend above $0.48 except in limited circumstances.

        As previously discussed in the section entitled "Risk Factors," dividends from City National Bank are the primary source of funds for payment of dividends to our stockholders and there are statutory limits on the amount of dividends that City National Bank can pay to us without regulatory approval.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue a total of 80,000,000 shares of all classes of capital stock, of which:

  •
  5,000,000 shares are designated as preferred stock, par value $1.00 per share;

  •
  400,000 shares of which (designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B) are issued and outstanding as of the date of this prospectus supplement with a $1,000 liquidation preference per share (which we refer to as the "Series B Preferred Stock"); and

  •
  75,000,000 shares are designated as common stock, par value $1.00 per share, 48,242,669 of which were outstanding as of April 30, 2009.

        The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Delaware General Corporation Law, our charter and our bylaws.

Preferred Stock

        Our board of directors is authorized, within the limitations and restrictions stated in Article Fourth of our certificate of incorporation, to establish one or more series of preferred stock. Such preferred stock (a) may have full or limited voting power (in no event to exceed one vote per share)—or no voting power; (b) may be entitled to receive such dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions and at such times; (c) may be subject to redemption at such times, prices and other terms and conditions; (d) may have such rights upon the dissolution of, or upon the distribution of, the assets of City National; (e) may be convertible into, or exchangeable for, shares of any other class or classes of our stock, at such times, prices or rates of exchange, with such adjustments and on such other terms and conditions; and (f) may have such other preferences, restrictions, qualifications, terms or conditions, all as are authorized by the board of directors and stated and expressed in the certificate of designations or other charter document providing for the issuance of such preferred stock.

        Series B Preferred Stock.    On November 21, 2008, pursuant to the CPP, we issued to the U.S. Treasury 400,000 shares of Series B Preferred Stock, having a liquidation amount per share equal to $1,000 for a total price of $400,000,000. The holders of the Series B Preferred Stock have preferential dividend and liquidation rights over holders of our common stock. The Series B Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series B Preferred Stock is non-voting, except in limited circumstances. Prior to November 21, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or redeem common stock except in limited circumstances. We may not redeem the Series B Preferred Stock without requisite regulatory approval.

Common Stock

        Holders of our common stock receive dividends if, when and as declared by our board of directors out of funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. Certain restrictions on our ability to pay dividends are described above under "Risk Factors" and "Dividend Policy."

        Holders of our common stock have the exclusive right to vote on all matters presented to our stockholders unless Delaware law or the certificate of designations for an outstanding series of preferred stock gives the holders of that series of preferred stock the right to vote on certain matters. Each holder of our common stock is entitled to one vote per share. Holders of our common stock have no cumulative voting rights for the election of directors. Our board of directors is classified and each director is elected for a three-year term. In accordance with the Delaware General Corporation Law, amendments to our restated certificate of incorporation must be approved by the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class (except for amendments to certain "interested person" provisions, which require the affirmative vote of the holders of 70% of the issued and outstanding shares of common stock, excluding the voting securities owned directly or indirectly by certain restricted persons and their affiliates). Likewise, a merger in which we are not the surviving corporation, dissolution, or the sale of all or substantially all of our assets must be approved by the affirmative vote of the holders of a majority of the voting power of the then outstanding voting shares (except that pursuant to our restated certificate of incorporation, with certain limited exceptions, a business combination with certain "interested persons," requires the prior affirmative vote or written consent of the holders of 70% of the outstanding common stock, in addition to any votes otherwise required under law, unless approved by our board of directors prior to such person becoming an interested person). We also have not opted out of Section 203 of the Delaware General Corporation Law, which would make it more difficult for another party to acquire us without the approval of our board of directors.

        If we voluntarily or involuntarily liquidate, dissolve or wind up our business, then holders of our common stock will receive pro rata, according to shares held by them, any of our remaining assets available for distribution to stockholders after we have provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of our common stock have no preemptive rights with respect to those securities. This means that we have not granted any right to the holders of our common stock to buy a portion of those issued securities. Holders of our common stock have no rights to have their shares of common stock redeemed by us or to convert their shares of common stock into shares of any other class of our capital stock.

        Outstanding shares of our common stock are listed on the New York Stock Exchange under the symbol "CYN." Continental Stock Transfer is the transfer agent and registrar for City National common stock.

        The outstanding shares of City National common stock are fully paid and non-assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares.

 CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of our common stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

  •
  a citizen or resident of the United States;

  •
  a corporation or other business entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

        This discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and other applicable authorities, all of which are subject to change (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances, nor does it address any aspects of U.S. federal estate and gift, state, local or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular non-U.S. holders in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers or dealers in securities, "controlled foreign corporations," "passive foreign investment companies," non-U.S. holders that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, and certain U.S. expatriates).

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership holding our common stock should consult their tax advisor as to the particular U.S. federal income tax consequences applicable to them.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR NON-U.S. HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. PROSPECTIVE HOLDERS OF OUR COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

        In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S.

withholding tax at a rate of 30% of the gross amount, unless the non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. holder's shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder's shares of our common stock, as gain from the sale or exchange of such stock.

        Dividends we pay to a non-U.S. holder that are effectively connected with its conduct of a trade or business within the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment) will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Gain on Sale or Other Disposition of Common Stock

        In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the non-U.S. holder's shares of our common stock unless:

  •
  the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment of such non-U.S. holder);

  •
  the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  •
  we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder's holding period of our common stock.

        Gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our common stock will be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by United States source capital losses.

Backup Withholding, Information Reporting and Other Reporting Requirements

        We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

        A non-U.S. holder will generally be subject to backup withholding for dividends on our common stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. holders sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. holder to the Internal Revenue Service and also backup withhold on that amount unless such non-U.S. holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establish an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a non-U.S. holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. holder is a non-U.S. person and certain other conditions are met, or such non-U.S. holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

        Backup withholding is not an additional income tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be credited against the non-U.S. holder's U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated May     , 2009 we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives and joint book-running managers, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Sandler O'Neill & Partners, L.P.

Total

        The underwriting agreement provides that, if any of the offered shares are purchased, then the underwriters are obligated to purchase all the shares of common stock in the offering (other than those shares covered by the over-allotment option, which is described below). The underwriting agreement also provides that, if an underwriter defaults, then the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                additional shares from us at the initial public offering price minus the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price minus a selling concession of $                per share. The underwriters and selling group members may allow a discount of $                per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus supplement, except for issuances pursuant to this prospectus supplement, issuances pursuant to the conversion of convertible securities outstanding as of the date of the underwriting agreement or the exercise of warrants outstanding as of the date of the underwriting agreement, grants of employee stock options, restricted stock units or other equity-based awards pursuant to the terms of a plan or similar arrangement in effect as of the date of the underwriting agreement, sales or issuances required or directed by any governmental or regulatory authority or issuances pursuant to the exercise of such options, restricted stock units or equity awards.

        Our executive officers and directors have agreed that, subject to certain exceptions, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus supplement.

        We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, from time to time, certain of the underwriters and their affiliates may be our customers or may effect transactions for their own account or the account of their customers, and hold, on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions involve making bids to purchase the underlying security and are permitted so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions means sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase pursuant to the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares underlying the over-allotment option. The underwriters may close out any covered short position either by exercising their over-allotment option and/or by purchasing shares in the open market.

  •
  Syndicate covering transactions include purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out their short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option (i.e., if they have a naked short position), then the position can only be closed out by buying shares in the open market. The underwriters are more likely to take a naked short position if they are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

        The shares of common stock are offered for sale in those jurisdictions within the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        Each of the underwriters has represented and agreed that it has not offered, sold or delivered, and will not offer, sell or deliver, any of the shares of common stock directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the common stock, in or from any jurisdiction except under circumstances that will result in compliance with the applicable regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter represents and agrees that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common stock to the public in that Relevant Member State at any time

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, (A) the expression an "offer of common stock to the public" in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and (B) the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

  United Kingdom

        Each of the underwriters severally represents, warrants and agrees as follows:

  (a)
  an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (2000) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated) in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.

  Japan

        The underwriters will not offer or sell any of our common stock directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

  Hong Kong

        The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our common stock other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common stock which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

  Singapore

        This prospectus supplement and accompanying prospectus or any other offering material relating to our common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the "Securities and Futures Act"). Accordingly our common stock may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus supplement and accompanying prospectus or any other offering material relating to our common stock be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

  Germany

        Each person who is in possession of this prospectus supplement and accompanying prospectus is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the "Act") of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

  France

        The common stock are being issued and sold outside the Republic of France and, in connection with their initial distribution, no offers or sales have been made, and no offers or sales, directly or indirectly, of any common stock will be made, to the public in the Republic of France, and no distribution has been made, and no distribution will be made or caused to be made to the public in the Republic of France by way of this prospectus supplement and accompanying prospectus or any other offering material relating to the common stock, and such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

  Netherlands

        Our common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities; hereinafter, "Professional Investors"), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock, and this prospectus supplement and accompanying prospectus or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

  Switzerland

        This prospectus supplement and accompanying prospectus as well as any other material relating to the common stock which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

        The common stock is being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time.

        This document as well as any other material relating to the common stock is personal and confidential and does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

  Dubai International Financial Centre

        This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares of common stock which are the subject of the offering contemplated by this prospectus supplement and accompanying prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this document you should consult an authorized financial adviser.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of our common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

        By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

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  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

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  where required by law, that the purchaser is purchasing as principal and not as agent,

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  the purchaser has reviewed the text above under Resale Restrictions, and

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  the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

        Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement and accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus supplement and accompanying prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against

us. In no case will the amount recoverable in any action exceed the price at which the common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

VALIDITY OF COMMON STOCK

        The validity of the shares of common stock we are offering will be passed upon for us by Michael B. Cahill, our Executive Vice President, General Counsel and Secretary. As of February 2, 2009, Mr. Cahill was deemed to be the beneficial owner of 84,042 shares of the common stock (including shares underlying options exercisable within 60 days) and is eligible to receive additional options as our employee. Additionally, certain legal matters relating to the offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz. Certain legal matters will be passed upon for the underwriters by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of City National Corporation and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2008 consolidated financial statements contains an explanatory paragraph that states, as discussed in Note 1 to the consolidated financial statements, in 2008 City National Corporation changed its method of accounting for fair value, and in 2007 City National Corporation changed its method of accounting for uncertainty in income taxes.

PROSPECTUS

City National Corporation

Common Stock
Preferred Stock
Warrants

City National Center
400 North Roxbury Drive
Beverly Hills, California
(310) 888-6000

        The securities listed above may be offered and sold, from time to time, by us, and/or one or more selling securityholders to be identified in the future in amounts, at prices, and on other terms to be determined at the time of the offering. We will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "CYN".

        These securities are our unsecured obligations and are not savings accounts, deposits, or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 18, 2008.

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ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration or continuous offering process. Under this shelf process, we, or one or more selling securityholders to be identified in the future, may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

        The following securities may be offered from time to time:

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  common stock;

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  preferred stock; or

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  warrants.

        Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        You should rely only on the information we incorporate by reference or present in this prospectus or the relevant prospectus supplement. We have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement that includes the specific terms of that offering. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

        We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

        The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933.

        When we refer to "we", "our", and "us" in this prospectus, we mean City National Corporation and our consolidated subsidiaries, unless the context indicates that we refer only to the parent company, City National Corporation.

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 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov and on the investor relations page of our website at http://www.cnb.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede, or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus until the termination of the offering of these securities:

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  Annual Report on Form 10-K for the year ended December 31, 2007 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 13, 2008);

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  Quarterly Reports on Form 10-Q for the periods ending September 30, 2008, June 30, 2008, and March 31, 2008;

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  Current Reports on Form 8-K filed on December 8, 2008; November 24, 2008; October 27, 2008; October 23, 2008; September 11, 2008; July 24, 2008; July 11, 2008; April 17, 2008; and January 24, 2008; and

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  The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on April 20, 1990, including any subsequently filed amendments and reports updating such description.

        Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

        Upon written or oral request, we will provide—at no cost to the requester—a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by facsimile to (213) 673-7622, by e-mail to

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investor_relations@cnb.com, by writing to us at the following address, or by calling us at the following telephone number:

City National Corporation
555 South Flower Street, 9th Floor
Los Angeles, California 90071
Attention: Investor Relations
(213) 673-7615

FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplement contains or incorporates by reference forward-looking statements about us that are intended to be subject to the safe harbors created under U.S. federal securities laws. These statements include descriptions of products or services, our plans or objectives for future operations, including forecasts of revenues, earnings, cash flows, or other measures of economic performance. The use of words such as "anticipates," "estimates," "expects," "intends," "plans," and "believes," among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

        By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in any accompanying prospectus supplement and those under the heading "Risk Factors" included in our Annual Reports on Form 10-K, and other factors described in our periodic reports filed from time to time with the Securities and Exchange Commission. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons, including, without limitation, those discussed under "Risk Factors" in the applicable prospectus supplement and in other information contained in our publicly available filings with the SEC. Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, and results of operations.

        We encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made, and are inherently subject to uncertainties, risks, and changes in circumstances that are difficult to predict. We are not under any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events, or otherwise, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in the applicable prospectus supplement and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our business, results of operations, financial condition, or prospects.

CITY NATIONAL CORPORATION

        We are a Delaware corporation, a bank holding company and a financial holding company under U.S. federal law. We provide a wide range of banking, investing and trust services to our clients through our wholly-owned banking subsidiary, City National Bank, a national banking association. City National Bank, which has conducted business since 1954, is headquartered in Beverly Hills, California and operates through 62 offices in Southern California, the San Francisco Bay area, Nevada, and New York City. The Corporation has a majority ownership interest in eight asset management affiliates and a minority interest in one other asset management firm. As an organization, we focus on providing

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affluent individuals and entrepreneurs, their businesses, and their families with complete financial solutions. Our organization's mission is to provide this banking and financial experience through an uncommon dedication to extraordinary service, proactive advice, and total financial solutions.

        As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities by us will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

        Our consolidated ratio of earnings to fixed charges and preferred dividend requirements for the last five fiscal years and for the latest interim period for which financial statements are presented in this document are indicated below.

		Fiscal Year Ended December 31,
	Nine Months Ended September 30, 2008
		2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges and Preferred Dividend Requirements:
Excluding interest on deposits	3.27	5.16	5.80	9.49	12.59	10.80
Including interest on deposits	1.94	2.19	2.56	4.14	5.55	4.89

LEGAL MATTERS

        Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Michael B. Cahill. Mr. Cahill is our Executive Vice President, General Counsel and Secretary. As of December 11, 2008, Mr. Cahill was deemed to be the beneficial owner of 77,143 shares of the common stock (including shares underlying options exercisable within 60 days) and is eligible to receive additional options as our employee. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

        The consolidated financial statements of City National Corporation and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The audit report covering the December 31, 2007 consolidated financial statements contains an explanatory paragraph that states, as discussed in Note 8 to the consolidated financial statements, that City National Corporation adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 as of January 1, 2007.

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